Exhibit 4.61

EXECUTION VERSION

First Amendment to the Share Purchase Agreement

First Amendment, dated as of January 13, 2010 (this “Amendment”), to the Share Purchase Agreement (the “Agreement”), dated as of December 15, 2009, by and among KongZhong Corporation, an exempted limited liability company incorporated under the laws of the Cayman Islands (the “Purchaser”), Shanghai Dacheng Network Technology Co., Ltd., a company organized under the laws of the PRC (the “Company”), and Zheng YANG, Leilei WANG, Xiaolong LI, Tong ZHANG and Tianshu WU (collectively, the “Sellers”).

Recitals:

WHEREAS, the Purchaser, the Company and the Sellers desire to amend the Agreement to reflect certain modified terms;

NOW, THEREFORE, in consideration of the premises and mutual representations and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	All capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings indicated in the Agreement.

2.	Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

Sale and Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Sellers shall enter into, and shall cause the Company to enter into, the Purchaser Cooperation Documents and, upon completion of the Offshore Reorganization, sell and transfer all of the Offshore Company Shares to the Purchaser, free and clear of any Liens (the “Share Transfer”, and the date on which the Share Transfer occurs, the “Share Transfer Date”), and the Purchaser shall make the First Payment to the Sellers (the “Purchase”).

3.	Section 2.2(a) of the Agreement is hereby amended by inserting the following sentence at the end of the last paragraph of such Section 2.2(a):

Notwithstanding anything to the contrary herein, the Purchaser Ordinary Shares issuable to the Sellers under the First Payment shall be made within ten (10) Business Days after the first day on which the Nasdaq Exemption has been obtained, but in any event no later than February 10, 2010.  Upon the receipt of such Purchaser Ordinary Shares under the First Payment, the Sellers shall deliver, or cause to be delivered, to the Purchaser a receipt acknowledging receipt by each of the Sellers of the Purchaser Ordinary Shares issuable to the Sellers under the First Payment.

4.	Section 2.3(b) is hereby amended and restated in its entirety as follows:

(b)          At the Closing, in addition to the First Payment provided for in Section 2.2(a), the Purchaser shall deliver, or cause to be delivered, to the Sellers the following:

(i)           the certificate to be delivered by the Purchaser pursuant to Section 6.3(a) and Section 6.3(b) hereof; and

(ii)          such other documents and instruments as may be reasonably required to consummate the Closing.

5.	Section 2.3(c) is hereby amended and restated in its entirety as follows:

(c)          at the Closing, each of the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(i)           the Purchaser Cooperation Documents duly executed and delivered by the Company and each of the Sellers;

(ii)          the resolution(s) of the holders of the Company Equity Interests of the Company authorizing the execution and delivery by the Company of the Purchaser Cooperation Documents;

(iii)         a written representation and warranty by each of the Sellers and the Company stating that (i) it has the requisite power and authority and has taken all actions necessary to execute and deliver the Purchaser Cooperation Documents, to consummate the transactions contemplated thereby and to perform its obligations thereunder; (ii) the Purchaser Cooperation Documents have been duly executed and delivered by it, and constitute its legal, valid and binding obligation; (iii) its execution, delivery and performance of the Purchaser Cooperation Documents do not, and the consummation of the transactions contemplated thereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, or the necessity of obtaining any consent, waiver or approval with respect to, any Contract or other material instrument or obligation applicable to it or its properties or assets, or conflict with or violate any Law to which it, or its properties or assets, is subject; and (iv) it is not required to make any notices, reports or other filings with, nor is it required to obtain any Governmental Authorizations from any Governmental Authority in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated in the Purchaser Cooperation Documents; provided, however, that with respect to clauses (iii) and (iv) above, no representation or warranty is made with respect to the effect of “Circular on Further Strengthening the Administration of Pre-Approval of Internet Games and Approval of Imported Internet Games (关于贯彻落实国务院《“三定”规定》和中央编办有关解释，进一步加强网络游戏前置审批和进口网络游戏审批管理的通知)”;

(iv)          the certificate to be delivered pursuant to Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d) hereof;

(v)           written resignations of each member of the board of directors, except Shareholder A, of the Company;

(vi)          a receipt acknowledging receipt by each of the Sellers of the cash amounts payable to the Sellers under the First Payment; and

(vii)         such other documents and instruments as may be reasonably required to consummate the Closing, including the items set forth in Schedule 2.3(c)(v).

6.	The following shall be added as Section 2.3(d) of the Agreement:

(d)           Notwithstanding anything herein to the contrary, each of the Second Payment (if any) and the Third Payment (if any) shall be subject to the satisfaction of the conditions set forth in Section 6.4 hereof.

7.	The following shall be added as Section 2.3(e) of the Agreement:

(e)         On the date of payment of each of the Second Payment (if any) and the Third Payment (if any), the Sellers shall deliver to the Purchaser a receipt, signed by each of the Sellers, acknowledging their receipt of such payment.

8.	The introductory paragraph of Sub-Article A of Article III shall be amended and restated in its entirety as follows:

Each of the Sellers, severally but not jointly, hereby represents and warrants to the Purchaser as of the date hereof, as of the Closing Date and as of the Share Transfer Date:

9.	Section 3.3 of the Agreement is hereby amended by substituting the words “Closing Date” and “Closing” in such Section 3.3 with the words “Share Transfer Date” and “Share Transfer”, respectively.

10.	The introductory paragraph of Sub-Article C of Article III is hereby amended by substituting the words “Closing Date” with the words “Share Transfer Date”.

11.	Section 3.28 of the Agreement is hereby amended and restated in its entirety as follows:

Except as required by the Offshore Reorganization (including the Company Control Documents), (i) the Offshore Company’s only assets are the entire issued and outstanding equity interests of the Hong Kong Company; (ii) the Hong Kong Company’s only assets are the entire issued and outstanding equity interests of the WFOE; (iii) each of the Offshore Company and the Hong Kong Company has no debt or other Liabilities; and (iv) the WFOE has no asset or debt or other Liabilities.

12.	Section 5.2 of the Agreement shall be deemed to have been deleted from the Agreement.

13.	Section 5.3 of the Agreement is hereby amended by inserting the following sentence at the end of the paragraph:

As soon as practicable after completion of the Offshore Reorganization, the Sellers shall, and shall cause the Offshore Company to, complete the Share Transfer.

14.	Section 5.16 of the Agreement is hereby amended by substituting the phrase “Closing or the termination of this Agreement” in such Section 5.16 with the words “Share Transfer Date”.

15.	Section 5.18 of the Agreement is hereby amended and restated in its entirety as follows:

Tax Matters.  The Sellers shall indemnify the Purchaser in accordance with Article IX for any deficiency in payment of Taxes, as determined by or at the request of any Governmental Authority, incurred (i) prior to the Closing Date by any of the Company and its Subsidiaries and (ii) prior to the Share Transfer Date by any of the WFOE, the Hong Kong Company and the Offshore Company to the extent that such deficiency has been remedied by the Purchaser.  For the avoidance of doubt, Taxes that have not been paid but for which adequate reserves have been established in the First Half 2010 Financial Statements or the 2010 Financial Statements shall not be considered to be a deficiency for purposes of this Section 5.18.

16.	Section 6.2 of the Agreement is hereby amended and restated in its entirety as follows:

Section 6.2 Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to effect the Purchase are subject to the satisfaction or waiver by the Purchaser at or prior to the Closing of each of the following further conditions:

(a)
Representations and Warranties of the Sellers and the Company.  The representations and warranties of the Sellers (except those made by the Sellers in respect of the WFOE, the Hong Kong Company and/or the Offshore Company) and the Company, set forth in this Agreement shall be true and correct (which representations and warranties shall be deemed for the purposes of this Section 6.2(a) not to include any qualification or limitation with respect to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier or later date, in which case such representation or warranty shall be true and correct as of such earlier or later date); provided, however, that the condition set forth in this Section 6.2(a) shall be deemed to have been satisfied even if any representations or warranties of the Sellers (except those made by the Sellers in respect of the WFOE, the Hong Kong Company and/or the Offshore Company) and the Company (other than those contained in Section 3.1, Section 3.3 (Title to the Shares), Section 3.5 (Authorization of Transaction; Binding Obligation) and Section 3.9 (Company Equity Interests) which must be true and correct in all respects) are not so true and correct, unless the failure of such representations and warranties of the Sellers (except those made by the Sellers in respect of the WFOE, the Hong Kong Company and/or the Offshore Company) and the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.  The Purchaser shall have received a certificate, dated as of the Closing Date, signed by each of the Sellers and an executive officer of the Company to such effect.

(b)
Performance of Obligations of the Sellers and the Company.  Each of the Sellers and the Company shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Closing Date, and the Purchaser shall have received a certificate, dated as of the Closing Date, signed by each of the Sellers and by an executive officer of the Company to such effect.

(c)
Absence of Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to any of the Sellers, the Company and its Subsidiaries.  The Purchaser shall have received a certificate, dated as of the Closing Date, signed by each of the Sellers and by an executive officer of the Company to such effect.

(d)
Average Peak Concurrent Users.  The monthly average peak concurrent users within the PRC for the Company’s “龙 (Loong)” game during the period from November 1, 2009 to the Closing Date shall have been no less than 30,000.  (The monthly average peak current users of a particular month shall be calculated by dividing (i) the sum of the peak concurrent users of each day of the month by (ii) the number of days in that month.)  The Purchaser shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Company to such effect.

(e)	Key Employees. The Company shall have entered into employment and non-compete agreements with the Key Employees in accordance with Section 5.1(c) hereof.

(f)
Board of Directors.  Each member of the board of directors, except Shareholder A, of the Company shall resign, and Persons designated by the Purchaser shall be appointed to the board of directors of the Company effective as of the Closing Date.

(g)
Purchaser Cooperation Documents.  The Company and the Sellers shall have entered into and fully executed the Contracts with KongZhong China Co., Ltd., a wholly foreign owned enterprise of the Purchaser (the “Purchaser WFOE”) in the forms attached hereto as Exhibit F, in each case to the satisfaction of the Purchaser (such Contracts collectively, the “Purchaser Cooperation Documents”), to facilitate certain business cooperation between the Purchaser WFOE and the Company and its Subsidiaries.

(h)	Legal Opinion. The Purchaser shall have received a legal opinion of its PRC counsel substantially in the form attached hereto as Exhibit G as to certain matters under PRC Laws.

(i)	Closing Deliverable. The Sellers and the Company shall have delivered to the Purchaser (or Affiliates thereof) the items set forth in Schedule 2.3(c)(v).

17.	Section 6.3 of the Agreement is hereby amended and restated in its entirety as follows:

Section 6.3  Conditions to Obligations of the Sellers.  The obligations of the Sellers to effect the Purchase are subject to the satisfaction or waiver by the Sellers at or prior to the Closing of each of the following further conditions:

(a)
Representations and Warranties of the Purchaser.  The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (which representations and warranties shall be deemed for the purposes of this Section 6.3(a) not to include any qualification or limitation with respect to “materiality” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier or later date, in which case such representation or warranty shall be true and correct as of such earlier or later date); provided, however, that the condition set forth in this Section 6.3(a) shall be deemed to have been satisfied even if any representations or warranties of the Purchaser are not so true and correct, unless the failure of such representations and warranties of the Purchaser to be so true and correct is, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement.  The Sellers shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Purchaser on behalf of the Purchaser to such effect.

(b)
Performance of Obligations of the Purchaser.  The Purchaser shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Closing Date, and the Sellers shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Purchaser to such effect.

18.	The following shall be added as Section 6.4 (Conditions to Second Payment and Third Payment) of the Agreement:

Section 6.4  Conditions to Second Payment and Third Payment.  Notwithstanding anything to the contrary and in addition to the conditions set forth in Section 2.2(b) and Section 2.2(c) hereof, the obligation of the Purchaser to pay the Second Payment (if any) and the Third Payment (if any) to the Sellers shall be subject to the satisfaction or waiver prior to each payment (if any) of all of the following conditions:

(a)
No Prohibitive Order.  No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and prevents, restrains, enjoins or otherwise prohibits the consummation of the Share Transfer.

(b)
Representations and Warranties of the Sellers and Made by the Sellers in Respect of the WFOE, the Hong Kong Company and the Offshore Company.  The representations and warranties of the Sellers and made by the Sellers in respect of the WFOE, the Hong Kong Company and/or the Offshore Company set forth in this Agreement shall be true and correct (which representations and warranties shall be deemed for the purposes of this Section 6.4(b) not to include any qualification or limitation with respect to “materiality” or “Material Adverse Effect” set forth therein) as of the Share Transfer Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier or later date, in which case such representation or warranty shall be true and correct as of such earlier or later date); provided, however, that the condition set forth in this Section 6.4(b) shall be deemed to have been satisfied even if any representations or warranties of the Sellers and made by the Sellers in respect of the WFOE, the Hong Kong Company and/or the Offshore Company (other than those contained in Section 3.1 (Authorization of Transaction; Binding Obligation), Section 3.3 (Title to the Shares), Section 3.29 (Authorization of Transaction) and Section 3.33 (Equity Interests) which must be true and correct in all respects) are not so true and correct, unless the failure of such representations and warranties of the Sellers and made by the Sellers in respect of the WFOE, the Hong Kong Company and/or the Offshore Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.  The Purchaser shall have received a certificate, dated as of the Share Transfer Date, signed by each of the Sellers to such effect.

(c)
Performance of Obligations of the Sellers, the WFOE, the Hong Kong Company and the Offshore Company.  Each of the Sellers, the WFOE, the Hong Kong Company and the Offshore Company shall have performed in all material respects all obligations required to be performed by it hereunder on or prior to the Share Transfer Date, and the Purchaser shall have received a certificate, dated as of the Share Transfer Date, signed by each of the Sellers and by an executive officer of each of the WFOE, the Hong Kong Company and the Offshore Company to such effect.

(d)
Absence of Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to each of the Sellers, Offshore Company, the Hong Kong Company and the WFOE.  The Purchaser shall have received a certificate, dated as of the Share Transfer Date, signed by each of the Sellers and an executive officer of each of the Offshore Company, the Hong Kong Company and the WFOE to such effect.

(e)
Offshore Reorganization.  The Offshore Reorganization shall have been duly carried out and completed in accordance with the Plan of Offshore Reorganization (and the Offshore Reorganization Regulatory Approvals contemplated therein shall have been obtained and shall remain in full force and effect) and due diligence relating to the Offshore Reorganization shall have been completed by the Purchaser, in each case, to the satisfaction of the Purchaser in its sole discretion.  It is agreed among the parties that as part of the Offshore Reorganization, the Company and the Sellers shall have entered into and fully executed Contracts with the WFOE substantially similar to the Purchaser Cooperation Documents and in each case satisfactory to the Purchaser (such Contracts collectively, the “Company Control Documents”); provided, that the WFOE shall have replaced the Purchaser WFOE as the signatory to such forms of the Purchaser Cooperation Documents to which the Purchaser WFOE had been a signatory.  It is further agreed among the parties that upon the execution of the Company Control Documents, the Purchaser Cooperation Documents shall terminate and cease to have any effect thereafter with respect to the signatories to the Purchaser Cooperation Documents without any further action from the signatories thereto (it being understood that the Purchaser shall cause the Purchaser WFOE to consent to the foregoing).

(f)
Offshore Company Shares.  The Sellers shall have delivered to the Purchaser the certificate or certificates evidencing all of the Offshore Company Shares, duly endorsed in blank or accompanied by share transfer forms duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

(g)
Register of Members.  The Offshore Company shall have delivered to the Purchaser a certified copy of the register of members of the Offshore Company evidencing that all of the Offshore Company Shares have been transferred to the Purchaser.

(h)
Board Resolution.  The Offshore Company shall have delivered to the Purchaser the resolution of the board of directors of the Offshore Company authorizing the transfer of all of the Offshore Company Shares to the Purchaser.

(i)
Board of Directors.  Each member of the board of directors, except Shareholder A, of each of the WFOE, the Hong Kong Company and the Offshore Company shall have resigned, and Persons designated by the Purchaser shall have been appointed to the board of directors of each of the Company, the WFOE, the Hong Kong Company and the Offshore Company, in each case effective as of the Share Transfer Date.  The Purchaser shall have received the written resignations of such directors.

(j)
Opinion of PRC Counsel.  The Purchaser shall have received a legal opinion of PRC counsel to the Sellers, dated as of the Share Transfer Date, substantially in the form attached hereto as Exhibit C as to certain matters under PRC Laws.

(k)
Opinion of Cayman Counsel.  The Purchaser shall have received a legal opinion of Cayman Islands counsel to the Sellers, dated as of the Share Transfer Date, substantially in the form attached hereto as Exhibit D as to certain matters under Cayman Islands Laws.

(l)	Other Documents. The parties shall have delivered to each other such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

19.	Section 7.1 of the Agreement is hereby amended and restated in its entirety as follows:

Acceleration of Contingent Payments.  (i) If, at any time after the Closing Date, but prior to January 1, 2011, Shareholder A is no longer the chief executive officer of the Company or (ii) if, at any time after the Share Transfer Date, but prior to January 1, 2011, Shareholder A is no longer the chief executive officer of the WFOE, the Hong Kong Company and the Offshore Company, in each case other than due to his termination for Cause, the Second Payment (if any) and the Third Payment (if any), to the extent not already paid, shall become immediately due and payable to the Sellers.

20.	Article VIII of the Agreement shall be deemed to have been deleted in its entirety from the Agreement.

21.	Section 9.1 of the Agreement is hereby amended and restated in its entirety as follows:

Survival of Representations and Warranties.  The representations and warranties of the parties contained in (i) Sub-Article A and Sub-Article C of Article III shall survive for two (2) years after the Share Transfer and (ii) Sub-Article B of Article III and Article IV shall survive for two (2) years after the Closing, except for (a) the representations and warranties set forth in Section 3.1 (Authorization of Transaction; Binding Obligation), Section 3.3 (Title to Shares), Section 3.5 (Authorization of Transaction; Binding Obligation), Section 3.6 (Organization), Section 3.9 (Company Equity Interests), Section 3.12 (Taxes), Section 3.14(d) and Section 3.14(e) (Employee Benefits), Section 3.29 (Authorization of Transaction), Section 3.30 (Organization) and Section 3.33 (Equity Interests), which shall survive indefinitely, provided, that any claim made by the party hereto seeking to be indemnified within such specified period shall survive until such claim is finally resolved.

22.	Section 9.2(b) of the Agreement is hereby amended by substituting the word “Closing” in such Section 9.2(b) with the words “Share Transfer”.

23.	Section 9.2(c) of the Agreement is hereby amended and restated in its entirety as follows:

Each of the Sellers agrees that (i) after the Closing, none of them may seek recovery against the Company and (ii) after the Share Transfer, none of them may seek recovery against the WFOE, the Hong Kong Company or the Offshore Company, in each case, pursuant to any theory of subrogation, contribution or otherwise, of any Losses payable for any such breach, inaccuracy or nonfulfillment by the Company, the WFOE, the Hong Kong Company or the Offshore Company.

24.	Section 9.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

The Purchaser shall indemnify and hold harmless the Sellers and its Affiliates (which, after the Closing, shall not include, for purposes of this Section 9.2(d), the Company and which, after the Share Transfer, shall not include, for purposes of this Section 9.2(d), the Company, the WFOE, the Hong Kong Company and the Offshore Company) and their respective directors, officers, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from, (i) any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or (ii) any breach or nonfulfillment by the Purchaser of any covenant, agreement or obligation on the part of the Purchaser contained in this Agreement.

25.	Section 9.3(b) of the Agreement is hereby amended by substituting the words “Closing Date” in such Section 9.3(b) with the words “Share Transfer Date”.

26.	Section 9.6(b) of the Agreement is hereby amended by substituting the words “Closing Date” in such Section 9.6(b) with the words “Share Transfer Date”.

27.	The introductory paragraph of the Plan of Offshore Reorganization is hereby amended and restated in its entirety as follows

As soon as practicable after the date of this Agreement and prior to the Share Transfer, the Offshore Reorganization shall be carried out as follows:

28.
For the avoidance of doubt, the Closing shall not mean the completion of all of the transactions contemplated in the Agreement, as amended by this Amendment, including, without limitation, the Offshore Reorganization and the Share Transfer.

29.
Each of the parties hereto represents and warrants to each other that (i) it has the requisite power and authority and has taken all actions necessary to execute and deliver this Amendment and to perform its obligations hereunder; (ii) this Amendment has been duly executed and delivered by each of the parties hereto, and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (iii) the execution, delivery and performance of this Amendment by such party does not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under, the creation of a Lien on any of the assets of such party pursuant to, or the necessity of obtaining any consent, waiver or approval with respect to, any Contract or other material instrument or obligation applicable to such party or its properties or assets, or conflict with or violate any Law to which such party, or its properties or assets, is subject; and (iv) no notices, reports or other filings are required to be made by such party with, nor are any Governmental Authorizations required to be obtained by such party from, any Governmental Authority in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Amendment.

30.
References to “Escrow Account” and “Escrow Agent” shall be deemed to have been deleted from Section 1.2 of the Agreement and references to “Share Transfer”, “Share Transfer Date”, “Purchaser WFOE”, “Purchaser Cooperation Documents” and “Company Control Documents” shall be deemed to have been added in such Section 1.2.

31.	This Amendment shall become effective as of the date hereof.

32.	For the avoidance of doubt, if any provision of this Amendment conflicts with any provision of the Agreement not otherwise amended by this Amendment, such provision of this Amendment shall prevail.

33.	The provisions of Article X (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

KONGZHONG CORPORATION

By:	/s/ Tai Fan
Name:
Title:

SHANGHAI DACHENG
NETWORK TECHNOLOGY CO., LTD.

By:	/s/ Zhen Yang (Seal)
Name:
Title:

ZHEN YANG

/s/ Zhen Yang

LEILEI WANG

/s/ Leilei Wang

XIAOLONG LI

/s/ Xiaolong Li

TONG ZHANG

/s/ Tong Zhang

TIANSHU WU

/s/ Tianshu Wu